Exhibit 99.1

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It’s a New Day for HME Business Efficiency

ResMed Completes Brightree® Acquisition

•	Enhances ResMed’s portfolio of products and software solutions to drive efficiencies for customers and improve outcomes for patients, providers and payers

•	Strengthens ResMed’s global leadership in healthcare technology solutions, adding to software revenue growth opportunities

•	Brightree will operate as a separate entity; managed independently with its headquarters in Atlanta

SAN DIEGO, Calif. – April 4, 2016 – ResMed (NYSE:RMD), the world’s leading tech-driven medical device company and innovator in sleep-disordered breathing and respiratory care, announced today that it has completed its acquisition of Brightree®, a privately held leader in business management and clinical software applications for the post-acute care industry. The $800 million cash transaction is expected to be immediately accretive to gross margins and non-GAAP diluted earnings per share after close and beyond.

“We are pleased to close our acquisition of Brightree,” said ResMed CEO Mick Farrell. “Their culture and strong suite of products are a great strategic fit.

Brightree gives us an additional offering to enable customers to be more efficient and improve outcomes for patients, providers and payers.”

“We are excited to now officially be part of the ResMed team,” said Dave Cormack, president and CEO of Brightree. “As the recognized global leader in connected care through remote patient monitoring, ResMed will help us further innovate and develop our products and services that help post-acute care providers navigate the inherent complexities of the healthcare system and ensure exceptional patient care.”

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 4,000 employees and a presence in more than 100 countries, the company has pioneered innovative devices for the diagnosis, treatment and management of sleep-disordered breathing, COPD and other chronic conditions for more than 25 years. ResMed’s world-leading products and connected healthcare solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.ResMed.com or follow @resmed on Twitter and Facebook.

About Brightree

Brightree is a leading provider of cloud-based software to improve clinical and business performance of post-acute care companies. Ranked one of the top 100 healthcare IT companies in the U.S., Brightree serves more than 2,500 organizations in the HME, home health, hospice, orthotic and prosthetic, HME pharmacy, home infusion, and rehabilitation home care segments. For more information, visit www.brightree.com or call 1.888.598.7797.

Forward-looking statements

Statements contained in this news release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties that could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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